Contact:
Big 5 Sporting Goods Corporation
Barry Emerson
Sr. Vice President and Chief Financial Officer
(310) 536-0611
Integrated Corporate Relations, Inc.
John Mills
Senior Managing Director
(310) 954-1105
BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2006 THIRD QUARTER RESULTS
▪	Third Quarter Diluted Earnings Per Share Increase to $0.34

▪	Same Store Sales Increase of 3.8% Represents 43rd Consecutive Quarter of Same Store Sales Growth

▪	Declares Regular Quarterly Cash Dividend
EL SEGUNDO, Calif., November 6, 2006 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV), a leading sporting goods retailer, today reported financial results for the fiscal 2006 third quarter ended October 1, 2006.
For the fiscal 2006 third quarter, net sales increased $16.4 million, or 7.9%, to $223.3 million from net sales of $206.8 million for the third quarter of fiscal 2005. Same store sales increased 3.8% for the third quarter, representing the Company’s 43rd consecutive quarter of positive same store sales comparisons.
Gross profit for the fiscal 2006 third quarter increased 5.6% to $77.7 million from $73.5 million in the third quarter of the prior year. The Company’s gross profit margin was 34.8% in the third quarter of fiscal 2006 versus 35.6% in the third quarter of the prior year, primarily reflecting higher distribution center costs over the prior year in connection with the Company’s operation of a new larger distribution center and a significantly lower benefit from inventory cost capitalization than the Company experienced last year.
Selling and administrative expenses as a percentage of sales improved to 26.4% in the fiscal 2006 third quarter from 27.9% in the third quarter of last year. The year-over-year improvement was primarily due to the Company’s leveraging of store-related expenses during the quarter, a reduction in legal and audit fees resulting from additional expense in the third quarter of last year related to the Company’s restatement of prior period financial statements and the recording of co-op advertising cost reimbursements from vendors for fiscal 2006 earlier in the year.
Net income for the third quarter of fiscal 2006 increased to $7.8 million, or $0.34 per diluted share, from net income of $7.2 million, or $0.32 per diluted share, for the third quarter of fiscal 2005. Results for the third quarter of fiscal 2006 include a pre-tax charge of $0.6 million ($0.4 million after-tax), or $0.02 per diluted share, for the expensing of stock options. Results for the fiscal 2005 third quarter benefited from the Company’s receipt of $1.8 million in settlement proceeds in an eminent domain action related to a Company store.
For the thirty-nine week period ended October 1, 2006, net sales increased $47.2 million, or 7.9%, to $642.3 million from net sales of $595.1 million in the same period last year. Same store sales increased 4.0% in the first 39 weeks of fiscal 2006 versus the same period last year. Net income was $21.2 million, or $0.93 per diluted share, for the first 39 weeks of fiscal 2006, compared to net income of $19.8 million, or $0.87 per diluted share, in the same period last year. Results for the first 39 weeks of fiscal 2006 include pre-tax charges totaling $1.7 million ($1.0 million after-tax), or $0.04 per diluted share, for the expensing of stock options, and $1.8 million ($1.1 million after-tax), or $0.05 per diluted share, for costs incurred in the first quarter related to the transition to a new distribution center.
“We are pleased to report on the continued strong performance of our business,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “Steady execution of our proven merchandising strategy enabled us to comp positively against our strongest quarterly same-store sales performance of fiscal 2005 and to achieve gains in each of our major merchandise categories of footwear, hard goods and apparel. Our positive sales and leverage of store-level and other expenses contributed to solid earnings results for the quarter. With our new distribution center continuing to increase efficiencies in our distribution and store-level operations, we believe that we are well positioned for the upcoming holiday season.”
Share Repurchase
During the fiscal 2006 third quarter, the Company repurchased 64,310 shares of the Company’s common stock under the Company’s share repurchase program, for a total expenditure of $1.3 million. Following these repurchases, the Company has $13.7 million of availability remaining under its $15.0 million share repurchase program.
Quarterly Cash Dividend
The Company’s Board of Directors has declared a quarterly cash dividend of $0.09 per share of outstanding common stock, which will be paid on December 15, 2006 to stockholders of record as of December 1, 2006.

Guidance
For the fourth quarter of fiscal 2006, the Company expects to realize same store sales growth in the low to mid-single digit range and earnings per diluted share in the range of $0.34 to $0.40. This includes a charge of approximately $0.02 per diluted share for the expensing of stock options. The Company expects full-year same store sales growth in the low to mid-single digit range and full-year earnings per diluted share in the range of $1.27 to $1.33. Full-year earnings guidance includes a charge of approximately $0.06 per diluted share for the expensing of stock options. Fourth quarter earnings guidance, compared to the same period last year, reflects the unfavorable impact of the recording of co-op advertising cost reimbursements from vendors for fiscal 2006 earlier in the year, as well as a significantly lower benefit from inventory cost capitalization than the Company experienced in the fourth quarter of fiscal 2005.
Store Openings
The Company opened five new stores during the third quarter of fiscal 2006, bringing its store count at the end of the third quarter to 334 stores. The Company has opened two new stores during the fiscal 2006 fourth quarter to date. The Company anticipates opening a total of nine new stores during the fourth quarter, for a total of 19 new store openings during fiscal 2006.
Conference Call Information
The Company will host a conference call and audio webcast today at 2:00 p.m. Pacific (5:00 p.m. EST) to discuss financial results for the fiscal 2006 third quarter. The webcast will be available at www.big5sportinggoods.com and archived for 30 days. Visitors to the website should select the “Investor Relations” link to access the webcast.
About Big 5 Sporting Goods Corporation
Big 5 is a leading sporting goods retailer in the United States, operating 336 stores in 10 states under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and in-line skating.
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, weather conditions, changes in costs of goods, operating expense fluctuations, disruption in product flow or increased costs related to distribution center operations, changes in interest rates and economic conditions in general. Those and other risks are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 1, 2006 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended July 2, 2006 and April 2, 2006. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.
# # #
FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except earnings per share data)

	13 Weeks Ended
	October 1, 2006	October 2, 2005
Net sales	$223,276	$206,834
Cost of goods sold, buying and occupancy, excluding depreciation and amortization, shown separately below	145,592	133,297

Gross profit	77,684	73,537

Selling and administrative	58,961	57,774
Depreciation and amortization	4,069	3,784

Operating income	14,654	11,979

Other income	—	(1,409)
Interest expense	1,709	1,425

Income before income taxes	12,945	11,963

Income tax	5,120	4,721

Net income	$7,825	$7,242

Earnings per share:
Basic	$0.34	$0.32

Diluted	$0.34	$0.32

Weighted average shares of common stock outstanding:
Basic	22,692	22,678

Diluted	22,794	22,809

BIG 5 SPORTING GOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except earnings per share data)

	39 Weeks Ended
	October 1, 2006	October 2, 2005
Net sales	$642,263	$595,065
Cost of goods sold, buying and occupancy, excluding depreciation and amortization, shown separately below	414,440	381,251

Gross profit	227,823	213,814

Selling and administrative	174,924	167,954
Depreciation and amortization	12,473	10,718

Operating income	40,426	35,142

Other income	—	(1,409)
Interest expense	5,407	3,849

Income before income taxes	35,019	32,702

Income tax	13,820	12,900

Net income	$21,199	$19,802

Earnings per share:
Basic	$0.93	$0.87

Diluted	$0.93	$0.87

Weighted average shares of common stock outstanding:
Basic	22,701	22,678

Diluted	22,802	22,808

BIG 5 SPORTING GOODS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	October 1,	January 1,
	2006	2006
Assets
Current assets
Cash and cash equivalents	$4,851	$6,054
Merchandise inventories	240,804	223,243
Other current assets	23,521	26,607

Total current assets	269,176	255,904

Property and equipment, net	85,386	86,475
Other long-term assets	12,299	10,604

Total assets	$366,861	$352,983

Liabilities and Stockholders’ Equity

Accounts payable	$99,851	$90,698
Other current liabilities	53,273	72,061
Deferred rent and other long-term liabilities	25,069	25,793
Long-term debt	96,671	88,760

Total liabilities	274,864	277,312

Net stockholders’ equity	91,997	75,671

Total liabilities and stockholders’ equity	$366,861	$352,983